      As filed with the Securities and Exchange Commission on June 1, 2001
                                                 Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                                    eBay Inc.
             (Exact name of registrant as specified in its charter)


              Delaware                              7389                          77-0430924
  (State or other jurisdiction of       (Primary Standard Industrial          (I.R.S. Employer
   incorporation or organization)        Classification Code Number)       Identification Number)

                            -------------------------

                              2145 Hamilton Avenue
                           San Jose, California 95125
                                 (408) 558-7400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            -------------------------

                               Michael R. Jacobson
          Vice President, Legal Affairs, General Counsel and Secretary
                              2145 Hamilton Avenue
                           San Jose, California 95125
                                 (408) 558-7400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -------------------------

                                   Copies to:
                               Kenneth L. Guernsey
                               Michael J. Sullivan
                                 Erin A. Sawyer
                               Cooley Godward LLP
                         One Maritime Plaza, 20th Floor
                             San Francisco, CA 94111
                                 (415) 693-2000

                            -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with formation of a holding company, and there is compliance with General Instruction G, check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the Securities Act), check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is filed in a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                   CALCULATION OF REGISTRATION FEE
================================================================================================================
                                                   PROPOSED MAXIMUM         PROPOSED MAXIMUM        AMOUNT OF
  TITLE OF SECURITIES TO BE     AMOUNT TO BE        OFFERING PRICE         AGGREGATE OFFERING     REGISTRATION
         REGISTERED            REGISTERED (1)        PER SHARE (2)              PRICE (2)              FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.001 per share             10,000,000 shares          $60.54               $605,400,000.00       $151,350.00
================================================================================================================

(1) This registration statement shall cover any additional shares of our common stock that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of our outstanding common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low sale prices of our common stock as reported on the Nasdaq National Market on May 30, 2001.

                               ------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION

                                 (JUNE 1, 2001)

                                    eBay Inc.

                                10,000,000 SHARES

                                  COMMON STOCK

        This prospectus relates to 10,000,000 shares of common stock of eBay Inc. that may be offered and issued from time to time in connection with acquisitions of other businesses, assets or securities.

        The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities to be acquired. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. We expect that the price of the shares we issue will be related to their market price, either when we agree to the particular acquisition, when we issue the shares, or during some other negotiated period. We may be required to provide further information by means of a post-effective amendment to the registration statement or a supplement to this prospectus once we know the actual information concerning a specific acquisition.

        We will pay all expenses of this offering. We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares, although we may pay finder's fees in specific acquisitions. Any person receiving a finder's fee may be deemed an underwriter within the meaning of the Securities Act of 1933.

        We may also permit individuals or entities who have received or will receive shares of our common stock in connection with the acquisitions described above to use this prospectus to cover resales of those shares. If this happens, we will not receive any proceeds from such shares. See "Selling Stockholders" for the identity of any such individuals or entities.

        Our common stock is quoted on the Nasdaq National Market under the symbol "EBAY." We will make an application to list these shares on the Nasdaq National Market. The last reported sales price of our common stock on the Nasdaq National Market on June 1, 2001 was $60.52 per share.

  INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

        The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                 THE DATE OF THIS PROSPECTUS IS          , 2001



        THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON ORAL OR WRITTEN REQUEST TO EBAY INC., ATTN: INVESTOR RELATIONS, 2145 HAMILTON AVENUE, SAN JOSE, CA 95125, TELEPHONE: (408) 558-7400. TO ENSURE TIMELY DELIVERY OF THE REQUESTED INFORMATION, YOU SHOULD MAKE YOUR REQUEST AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST MAKE YOUR INVESTMENT DECISION.

                                    eBay Inc.

OVERVIEW

        We pioneered online person-to-person trading by developing an Internet-based community in which buyers and sellers are brought together in an efficient and entertaining auction format to buy and sell personal items such as antiques, coins, collectibles, computers, memorabilia, stamps and toys. The eBay service permits sellers to list items for sale, buyers to bid on items of interest and all eBay users to browse through listed items in a fully-automated, topically-arranged, intuitive and easy-to-use online service that is available 24-hours- a-day, seven-days-a-week. We have extended our online offerings with several acquisitions, including alando, Internet Auction and iBazar, international online person-to-person trading communities, Billpoint, a provider of online billing and payment solutions that is now a majority owned subsidiary, and Half.com, a provider of fixed price person-to-person e-commerce. We have expanded beyond our online origins into the traditional auction business with our acquisitions of Butterfields Auctioneers Corporation and Kruse, Inc. d/b/a Kruse International.

        We were formed as a sole proprietorship in September 1995, incorporated in California in May 1996 and reincorporated in Delaware in April 1998. As of March 31, 2001, we had operations in the United States, Switzerland, the United Kingdom, Germany, France, Australia, Canada, Italy, South Korea and Japan. Our principal executive offices are located at 2145 Hamilton Avenue, San Jose, California 95125. Our telephone number is (408) 558-7400, and our website is located at www.ebay.com. Information contained on our website is not a part of this prospectus. As used in this prospectus, the "we," "us," "our," and "eBay" refer to eBay, Inc., a Delaware corporation, and its California predecessor, as well as all of our consolidated subsidiaries.

        eBay(R) and the eBay logo are our registered trademarks. This prospectus also includes trade dress, trade names and trademarks of other companies. Our use or display of other parties' trademarks, trade dress or trade names is not intended to and does not imply a relationship with the trademark, trade name or trade dress owners.



                           FORWARD LOOKING STATEMENTS

           This prospectus and other documents that are and will be incorporated into this prospectus contain forward-looking statements that involve risks and uncertainties. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words like "believes," "expects", "anticipates", "intends", "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed under "Risk Factors," beginning on page 2 and elsewhere in this prospectus and documents incorporated herein by reference. We urge you to read those sections carefully. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.




                                  RISK FACTORS

The risks and uncertainties described below are not the only ones facing eBay. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks or such other risks actually occur, our business could be harmed.

We have a limited operating history.

    Our company was formed as a sole proprietorship in September 1995 and was incorporated in California in May 1996 and reincorporated in Delaware in April 1998. We have only a limited operating history on which you can base an evaluation of our business and prospects. As an online commerce company still relatively early in our development, we face substantial risks, uncertainties, expenses and difficulties. To address these risks and uncertainties, we and our subsidiaries must do the following:

    - maintain and increase our number of registered users, items listed on our service and completed sales;

    -   expand into new areas;

    - maintain and grow our websites and customer support operations at a reasonable cost;

    -   continue to make trading through our service safer for users;

    -   maintain and enhance our brand;

    - continue to develop and upgrade our technology and information processing systems;

    - continue to enhance and expand our service to meet the changing requirements of our users;

    -   provide superior customer service;

    -   remain attractive to our commercial partners;

    -   respond to competitive developments; and

    -   attract, integrate, retain and motivate qualified personnel.

    We may be unable to accomplish one or more of these goals, which could cause our business to suffer. In addition, accomplishing one or more of these goals might be very expensive, which could harm our financial results.

Our operating results may fluctuate

    Our operating results have varied on a quarterly basis during our operating history. Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside our control. Factors that may affect our quarterly operating results include the following:

    - our ability to retain an active user base, to attract new users who list items for sale and who purchase items through our service and to maintain customer satisfaction;

    - our ability to keep our websites operational and to manage the number of items listed on our service;

    - the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;

    - foreign, federal, state or local government regulation, including investigations prompted by items improperly listed or sold by our users;

    - the introduction of new sites, services and products by us or our competitors;

    -   volume, size, timing and completion rate of trades on our websites;

    -   consumer confidence in the security of transactions on our websites;

    - our ability to upgrade and develop our systems and infrastructure to accommodate growth;

    -   technical difficulties or service interruptions;

    -   our ability to attract new personnel in a timely and effective manner;

    - our ability to retain key employees in both our online businesses and our acquisitions;

    -   our ability to integrate and manage our acquisitions successfully;

    - our ability to expand our product offerings involving fixed price trading successfully;

    - the ability of our land-based auction businesses to acquire high quality properties for auction;

    - the timing, cost and availability of advertising in traditional media and on other websites and online services;

    - the timing of payments to us and of marketing and other expenses under existing and future contracts;

    -   consumer trends and popularity of some categories of collectible items;

    -   the success of our brand building and marketing campaigns;

    - the continued success of our commercial partners and technology suppliers;

    -   the level of use of the Internet and online services;

    - increasing consumer acceptance of the Internet and other online services for commerce and, in particular, the trading of products such as those listed on our websites; and

    - general economic conditions and economic conditions specific to the Internet and e-commerce industries.

    Our limited operating history and growing competition make it difficult for us to forecast the level or source of our revenues or earnings accurately. We believe that period-to-period comparisons of our operating results may not be meaningful, and you should not rely upon them as an indication of future performance. We do not have backlog, and almost all of our net revenues each quarter come from transactions for items that are listed and sold during that quarter. Our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In that event, the trading price of our common stock would almost certainly decline.

Our failure to manage growth could harm us

    We currently are experiencing a period of expansion in our headcount, facilities and infrastructure, and we anticipate that further expansion will be required to address potential growth in our customer base and number of listings as well as our expansion into new geographic areas, types of goods and alternative methods of sale. This expansion has placed, and we expect it will continue to place, a significant strain on our management, operational and financial resources. The areas that are put under strain by our growth include the following:

    - The Websites. We must constantly add new hardware, update software and add new engineering personnel to accommodate the increased use of our and our subsidiaries' websites and the new products and features we are regularly introducing. This upgrade process is expensive, and the increased complexity of our websites increases the cost of additional enhancements. If we are unable to increase the capacity of our systems at least as fast as the growth in demand for this capacity, our websites may become unstable and may cease to operate for periods of time. We have experienced periodic unscheduled downtime. Continued unscheduled downtime would harm our business and also could anger users of our websites and reduce future revenues.

    - Customer Support. We are expanding our customer support operations to accommodate the increased number of users and transactions on our websites. If we are unable to hire and successfully train sufficient employees or contractors in this area in a cost-effective manner, users of our websites may have negative experiences, and current and future revenues could suffer, or our margins may decrease.

    - Customer Accounts. Our revenues are dependent on prompt and accurate billing processes. If we are unable to grow our transaction processing abilities to accommodate the increasing number of transactions that must be billed, our ability to collect revenue will be harmed.

    We must continue to hire, train and manage new employees at a rapid rate. The majority of our employees today have been with us less than one year and we expect that our rate of hiring will continue at a very high pace. If our new hires perform poorly, or if we are unsuccessful in hiring, training and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to improve our transaction processing, operational and financial systems, procedures and controls. This is a special challenge when we acquire new operations with different systems. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. We may be unable to hire, train, retain and manage required personnel or to identify and take advantage of existing and potential strategic relationships and market opportunities.

We may not maintain profitability

    We believe that our continued profitability will depend in large part on our ability to do the following:

    -   maintain sufficient transaction volume to attract buyers and sellers;

    - manage the costs of our business, including the costs associated with maintaining and developing our websites, customer support and international and product expansion;

    -   increase our brand name awareness; and

    -   provide our customers with superior community and trading experiences.

    We are investing heavily in marketing and promotion, customer support, further development of our websites, technology and operating infrastructure development. The costs of these investments are expected to remain significant into the future. In addition, many of our acquisitions require continuing investments in these areas and we have significant ongoing commitments in some of these areas. As a result, we may be unable to adjust our spending rapidly enough to compensate for any unexpected revenue shortfall, which may harm our profitability. The existence of several larger and more established companies that are enabling online sales as well as new companies, many of whom do not charge for transactions on their sites and others who are facilitating trading through other pricing formats (e.g., fixed price, reverse auction, group buying, etc.) may limit our ability to raise user fees in response to declines in profitability. In addition, we are spending in advance of anticipated growth, which may also harm our profitability. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely upon our historical results as indications of our future performance.

Acquisitions could result in dilution, operating difficulties and other harmful consequences

    We have acquired a number of businesses, including our recently completed acquisitions of Half.com and Internet Auction and iBazar, and may in the future acquire businesses, technologies, services or products that we believe are strategic. The process of integrating any acquisition may create unforeseen operating difficulties and expenditures and is itself risky. The areas where we may face difficulties include:

    - diversion of management time (at both companies) during the period of negotiation through closing and further diversion of such time after closing from focus on operating the businesses to issues of integration and future products;

    - decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects or the direction of the business;

    - the need to integrate each company's accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

    - the need to implement controls, procedures and policies appropriate for a larger public company at companies that prior to acquisition had been smaller, private companies; and

    - in some cases, the need to transition operations onto the existing eBay platform.

    Prior to the four large acquisitions we made in 1999, we had almost no experience in managing this integration process. Many of our acquisitions to date have involved either family-run companies or very early stage companies, which may worsen these integration issues. Foreign acquisitions involve special risks including those related to integration of operations across different cultures, currency risks and the particular economic and regulatory risks associated with specific countries. Moreover, the anticipated benefits of any or all of our acquisitions may not be realized. Future acquisitions or mergers could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business. Future acquisitions or mergers may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all. Even if available, this financing may be dilutive.

There are many risks associated with our international operations

    We are expanding internationally. In 1999, we acquired alando.de.ag, a leading online German personal trading platform, and began operations in the United Kingdom and, through a joint venture, in Australia. In the first quarter of 2000, we further expanded into Japan and formally launched our localized Canadian operations. In October 2000, we launched our French site. In January 2001, we launched our Italian site. In February 2001, we completed our acquisition of a majority interest in Internet Auction, a Korean company with online trading operations in Korea, and, in May 2001, we completed our acquisition of iBazar, a French company with online trading operations in eight countries, primarily in Europe. Expansion into international markets requires management attention and resources. We have limited experience in localizing our service to conform to local cultures, standards and policies. In most countries, we will have to compete with local companies who understand the local market better than we do. We may not be successful in expanding into international markets or in generating revenues from foreign operations. Even if we are successful, the costs of operating new sites are expected to exceed our net revenues for at least 12 months in most countries. As we continue to expand internationally, we are subject to risks of doing business internationally, including the following:

    - regulatory requirements, including regulation of "auctions," that may limit or prevent the offering of our services in local jurisdictions, may prevent enforceable agreements between sellers and buyers or may prohibit certain categories of goods;

    - legal uncertainty regarding liability for the listings of our users, including less Internet-friendly legal systems, unique local laws and lack of clear precedent or applicable law;

    -   government-imposed limitations on the public's access to the Internet;

    -   difficulties in staffing and managing foreign operations;

    - longer payment cycles, different accounting practices and problems in collecting accounts receivable;

    -   local taxation of transactions on our websites;

    -   higher telecommunications and Internet service provider costs;

    -   stronger local competitors;

    -   more stringent consumer protection laws;

    -   cultural non-acceptance of online trading;

    -   seasonal reductions in business activity; and

    -   potentially adverse tax consequences.

    Some of these factors may cause our international costs to exceed our domestic costs of doing business. To the extent we expand our international operations and have additional portions of our international revenues denominated in foreign currencies, we also could become subject to increased difficulties in collecting accounts receivable and risks relating to foreign currency exchange rate fluctuations.

Our revenue from end-to-end service providers, commercial partners and advertising is subject to factors beyond our control

    We are earning revenues from end-to-end service providers, commercial partnerships and direct advertising promotions. These revenues may be affected by the financial condition of the parties with whom we have these relationships and by the success of online promotions generally. Recently, the pricing of online advertisements has deteriorated. Our direct advertising revenue is dependent in significant part on the performance of AOL's sales force, which we do not control. Reduction in these revenues, whether due to the softening of the demand for online advertising in general or particular problems facing parties with whom we have commercial relationships, could adversely affect our results.

Our business may be harmed by the listing or sale by our users of illegal items

    The law relating to the liability of providers of online services for the activities of their users on their service is currently unsettled. We are aware that certain goods, such as firearms, other weapons, adult material, tobacco products, alcohol and other goods that may be subject to regulation by local, state or federal authorities, have been listed and traded on our service. We may be unable to prevent the sale of unlawful goods, or the sale of goods in an unlawful manner, by users of our service, and we may be subject to allegations of civil or criminal liability for unlawful activities carried out by users through our service. We have been subject to several lawsuits based upon such allegations. See "--Government inquiries may lead to charges or penalties" and "--We are subject to intellectual property and other litigation." In order to reduce our exposure to this liability, we have prohibited the listing of certain items and increased the number of personnel reviewing questionable items. In the future, we may implement other protective measures that could require us to spend substantial resources and/or to reduce revenues by discontinuing certain service offerings. Any costs incurred as a result of liability or asserted liability relating to the sale of unlawful goods or the unlawful sale of goods, could harm our business. In addition, we have received significant and continuing media attention relating to the listing or sale of unlawful goods on our websites. This negative publicity could damage our reputation and diminish the value of our brand name. It also could make users reluctant to continue to use our services.

Our business may be harmed by the listing or sale by our users of pirated or counterfeit items

    We have received in the past, and we anticipate we will receive in the future, communications alleging that certain items listed or sold through our service by our users infringe third-party copyrights, trademarks and tradenames or other intellectual property rights. Although we have sought to work actively with the content community to eliminate infringing listings on our websites, some content owners have expressed the view that our efforts are insufficient. Content owners have been active in defending their rights against online companies, including eBay. An allegation of infringement of third-party intellectual property rights may result in litigation against us. Any such litigation could be costly for us, could result in increased costs of doing business through adverse judgment or settlement, could require us to change our business practices in expensive ways, or could otherwise harm our business. Litigation against other online companies could result in interpretations of the law that could also require us to change our business practices or otherwise increase our costs. See "--Government inquiries may lead to charges or penalties" and "--We are subject to intellectual property and other litigation."

Our business may be harmed by fraudulent activities on our websites

    Our future success will depend largely upon sellers reliably delivering and accurately representing their listed goods and buyers paying the agreed purchase price. We have received in the past, and anticipate that we will receive in the future, communications from users who did not receive the purchase price or the goods that were to have been exchanged. In some cases individuals have been arrested and convicted for fraudulent activities using our websites. While we can suspend the accounts of users who fail to fulfill their delivery obligations to other users, we do not have the ability to require users to make payments or deliver goods or otherwise make users whole other than through our limited insurance program. Other than through this program, we do not compensate users who believe they have been defrauded by other users. We also periodically receive complaints from buyers as to the quality of the goods purchased. Negative publicity generated as a result of fraudulent or deceptive conduct by users of our service could damage our reputation and diminish the value of our brand name. We expect to continue to receive requests from users requesting reimbursement or threatening or commencing legal action against us if no reimbursement is made. Our liability for these sort of claims is only beginning to be clarified and may be higher in some non-U.S. jurisdictions than it is in the U.S. This sort of litigation could be costly for us, divert management attention, result in increased costs of doing business, lead to adverse judgments or could otherwise harm our business. In addition, affected users will likely complain to regulatory agencies. See "--Government inquiries may lead to charges or penalties."

Government inquiries may lead to charges or penalties

    On January 29, 1999, we received initial requests to produce certain records and information to the federal government relating to an investigation of possible illegal transactions in connection with our websites. We were informed that the inquiry includes an examination of our practices with respect to these transactions. We have provided further information in connection with this ongoing inquiry. In order to protect the investigation, the court has ordered that no further public disclosures be made with respect to the matter.

    On March 24, 2000, Butterfields received a grand jury subpoena from the Antitrust Division of the Department of Justice requesting documents relating to, among other things, changes in Butterfields' seller commissions and buyer premiums and discussions, agreements or understandings with other auction houses, in each case since 1992. We believe this request may be related to a publicly reported criminal investigation of auction houses for price fixing. We have provided the information requested in the subpoena.

    Should these or any other investigations lead to civil or criminal charges against us, we would likely be harmed by negative publicity, the costs of litigation, the diversion of management time and other negative effects, even if we ultimately prevail. Our business would suffer if we were not to prevail in any actions like these. Even the process of providing records and information can be expensive, time consuming and result in the diversion of management attention.

    A large number of transactions occur on our websites. We believe that government regulators have received a substantial number of consumer complaints about us which, while small as a percentage of our total transactions, are large in aggregate numbers. As a result, we have from time to time been contacted by various foreign, federal, state and local regulatory agencies and been told that they have questions with respect to the adequacy of the steps we take to protect our users from fraud. We are likely to receive additional inquiries from regulatory agencies in the future, which may lead to action against us. We have responded to all inquiries from regulatory agencies by describing our current and planned antifraud efforts. If one or more of these agencies is not satisfied with our response to current or future inquiries, the resultant investigations and potential fines or other penalties could harm our business.

    We are subject to laws relating to the use and transfer of personally identifiable information about our users and their transactions, both within and outside of the U.S. Violation of these laws, which in some cases apply even to transfers of information amongst ourselves and our subsidiaries and commercial partners, as well as to third parties, could subject us to significant penalties and negative publicity and could adversely affect our company.

    We have provided information to the antitrust division of the Department of Justice in connection with an inquiry into our conduct with respect to "auction aggregators" including our licensing program and our recently settled lawsuit against Bidder's Edge. Should the division decide to take action against us, we would likely be harmed by negative publicity, the costs of the action, possible private antitrust lawsuits, the diversion of management time and effort and penalties we might suffer if we ultimately were not to prevail.

Some of our businesses are subject to regulation and others may be in the future

    Both Butterfields and Kruse are subject to regulation in some jurisdictions governing the manner in which live auctions are conducted. Both are required to obtain licenses in these jurisdictions with respect to their business or to permit the sale of categories of items (e.g., wine, automobiles and real estate). These licenses generally must be renewed regularly and are subject to revocation for violation of law, violation of the regulations governing auctions in general or the sale of the particular item and other events. If either company was unable to renew a license or had a license revoked, its business would be harmed. In addition, changes to the regulations or the licensure requirements could increase the complexity and the cost of doing auctions, thereby harming us.

    As our activities and the types of goods listed on our site expand, state regulatory agencies may claim that we are subject to licensure in their jurisdiction. These claims could result in costly litigation or could require us to change our manner of doing business in ways that increase our costs or reduce our revenues or force us to prohibit listings of certain items. We could also be subject to fines or other penalties. Any of these outcomes could harm our business.

    As we have expanded internationally, we have become subject to additional regulations, including regulations on the transmission of personal information. These laws may require costly changes to our business practices. If we are found to have violated any of these laws, we could be subject to fines or penalties, and our business could be harmed.

Companies that handle payments, including our subsidiaries Billpoint, Half.com. and Internet Auction may be subject to additional regulation

    The Half.com business model involves the handling of payments by buyers for the items listed by Half.com's sellers. Internet Auction also has a business model involving the handling of payments by buyers. Billpoint handles its customer funds as a provider of Internet payment solutions. Businesses that handle consumers' funds are subject to numerous regulations, including those related to banking, credit cards, escrow, fair credit reporting, privacy of financial records and others. Billpoint is a new business with a relatively novel approach to facilitating payments. It is not yet known how regulatory agencies will treat Billpoint. The cost and complexity of Billpoint's business may increase if certain regulations are deemed to apply to its business. In addition to the need to comply with these regulations, Billpoint's business is also subject to risks of fraud, the need to grow systems and processes rapidly if its products are well received, a high level of competition, including larger and better financed competitors and the need to coordinate systems and policies among itself, us and Wells Fargo Bank, which is the provider of payment services. Similarly, Half.com may be subject to certain regulations regarding payments and the cost and complexity of its business may increase if these regulations are deemed to apply to its business.

We are subject to risks associated with information disseminated through our service

    The law relating to the liability of online services companies for information carried on or disseminated through their services is currently unsettled. Claims could be made against online services companies under both U.S. and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. Several private lawsuits seeking to impose liability upon us have brought against us. In addition, federal, state and foreign legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information. Our service features a Feedback Forum, which includes information from users regarding other users. Although all such feedback is generated by users and not by us, it is possible that a claim of defamation or other injury could be made against us for content posted in the Feedback Forum. Claims like these become more likely and have a higher probability of success in jurisdictions outside the U.S. If we become liable for information provided by our users and carried on our service in any jurisdiction in which we operate, we could be directly harmed and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources and/or to discontinue certain service offerings, which would negatively affect our financial results. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this liability or asserted liability could harm our business.

We are subject to intellectual property and other litigation

    On April 25, 2000, we were served with a lawsuit, Gentry et.al. v. eBay, Inc. et.al, filed in Superior Court in San Diego, California. The lawsuit was filed on behalf of a purported class of eBay users who purchased allegedly forged autographed sports memorabilia on eBay. The lawsuit claims we were negligent in permitting certain named

(and other unnamed) defendants to sell allegedly forged autographed sports memorabilia on eBay. In addition, the lawsuit claims we violated California unfair competition law and a section of the California Civil Code which prohibits "dealers" from selling sports memorabilia without a "Certificate of Authenticity." On January 26, 2001, the court issued a ruling dismissing all claims against us in the lawsuit. The court ruled that our business falls within the safe harbor provisions of 47 USC 230, which grants internet service providers such as eBay with immunity from state claims based on the conduct of third parties. The court also noted that we were not a "dealer" under California law and thus not required to provide certificates of authenticity with autographs sold over our site by third parties. All counts of the plaintiffs' suit were dismissed with prejudice as to eBay. The plaintiffs have filed an appeal of this ruling. We believe we have meritorious defenses and intend to defend ourselves vigorously.

    On April 25, 2001, our European subsidiaries, eBay GmbH and eBay International AG, were sued by Montres Rolex S.A. and certain Rolex affiliates (Rolex) in the regional court of Cologne, Germany. Rolex alleged that our subsidiary was infringing Rolex's trademarks as result of users selling counterfeit Rolex watches through our German website. The suit also alleges unfair competition. Rolex is seeking an order forbidding the sale of Rolex watches on the website as well as damages. We believe that we have meritorious defenses against this claim and intend to defend ourselves vigorously.

    Other third parties have from time to time claimed and may claim in the future that we have infringed their past, current or future intellectual property rights. We may become more vulnerable to such claims as laws such as the Digital Millennium Copyright Act are interpreted by the courts. We expect that we will increasingly be subject to infringement claims as the number of services and competitors in our segment grow. These claims, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays, require expensive changes in our methods of doing business or could require us to enter into costly royalty or licensing agreements, if available. As a result, these claims could harm our business.

     From time to time, we are involved in disputes that arise in the ordinary course of business. Management believes that the ultimate resolution of these disputes will not have a material adverse impact on our financial position or results of operations.

The inability to expand our systems may limit our growth

    We seek to generate a high volume of traffic and transactions on our service. The satisfactory performance, reliability and availability of our websites, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users. Our revenues depend primarily on the number of items listed by users, the volume of user transactions that are successfully completed and the final prices paid for the items listed. We need to expand and upgrade our technology, transaction processing systems and network infrastructure both to meet increased traffic on our site and to implement new features and functions, including those required under our contracts with third parties. We may be unable to accurately project the rate or timing of increases, if any, in the use of our service or to expand and upgrade our systems and infrastructure to accommodate any increases in a timely fashion.

    We use internally developed systems to operate our service for transaction processing, including billing and collections processing. We must continually improve these systems in order to accommodate the level of use of our websites. In addition, we may add new features and functionality to our services that would result in the need to develop or license additional technologies. We capitalize hardware and software costs associated with this development in accordance with generally accepted accounting principles and include such amounts in property and equipment. Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume could have adverse consequences. These consequences include unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experiences of our service and delays in reporting accurate financial information. Our failure to provide new features or functionality also could result in these consequences. We may be unable to effectively upgrade and expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our business.

Unauthorized break-ins or other assaults on our service could harm our business

    Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data, public release of confidential data or the inability to complete customer transactions. In addition, unauthorized persons may improperly access our data. We have experienced an unauthorized break-in by a "hacker" who has stated that he could, in the future, damage or change our system or take confidential information. We have also experienced "denial of service" type attacks on our system that have made all or portions of our websites unavailable for periods of time. These and other types of attacks could harm us. Actions of this sort may be very expensive to remedy and could damage our reputation and discourage new and existing users from using our service.

System failures could harm our business

    We have experienced system failures from time to time. Our primary website has been interrupted for periods of up to 22 hours. In addition to placing increased burdens on our engineering staff, these outages create a flood of user questions and complaints that need to be addressed by our customer support personnel. Any unscheduled interruption in our service results in an immediate loss of revenues that can be substantial and may cause some users to switch to our competitors. If we experience frequent or persistent system failures, our reputation and brand could be permanently harmed. We have been taking steps to increase the reliability and redundancy of our system. These steps are expensive, reduce our margins and may not be successful in reducing the frequency or duration of unscheduled downtime.

    Substantially all of our computer hardware for operating our services (other than Half.com) currently is located at the facilities of Exodus Communications, Inc. in Santa Clara, California and AboveNet Communications, Inc in San Jose, California. The computer hardware for the Half.com service is located in the facilities of Level 3 Communications, Inc. in Philadelphia, Pennsylvania. These systems and operations are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We do not maintain fully redundant systems or alternative providers of hosting services, and we do not carry business interruption insurance sufficient to compensate us for losses that may occur. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at any of the Exodus, AboveNet or Level 3 facilities could result in lengthy interruptions in our services. In addition, the failure by Exodus, AboveNet or Level 3 to provide our required data communications capacity could result in interruptions in our service. Any damage to or failure of our systems could result in interruptions in our service. Interruptions in our service will reduce our revenues and profits, and our future revenues and profits will be harmed if our users believe that our system is unreliable.

Risks relating to possible California power outages

    The State of California is currently experiencing a chronic shortage of power and, as a result, power outages may occur. Although we have emergency backup power capabilities at the facilities of Exodus, AboveNet and Level 3, and limited backup power at our headquarters, repeated or lengthy power outages may adversely affect our business.

Our stock price has been and may continue to be extremely volatile

    The trading price of our common stock has been and is likely to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

    -   actual or anticipated variations in our quarterly operating results;

    -   unscheduled system downtime;

    -   additions or departures of key personnel;

    - announcements of technological innovations or new services by us or our competitors;

    -   changes in financial estimates by securities analysts;

    -   conditions or trends in the Internet and online commerce industries;

    -   changes in the market valuations of other Internet companies;

    -   developments in Internet regulation;

    - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    -   sales of our common stock or other securities in the open market; and

    - other events or factors, including these described in this "Risk Factors" section and others that may be beyond our control.

    In addition, the trading price of Internet stocks in general, and ours in particular, have experienced extreme price and volume fluctuations in recent periods. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The valuations of many Internet stocks, including ours, are extraordinarily high based on conventional valuation standards such as price-to-earnings and price-to-sales ratios.

The trading price of our common stock has increased enormously from the initial public offering price. These trading prices and valuations may not be sustained. Negative changes in the public's perception of the prospects of Internet or e-commerce companies have in the past and may in future depress our stock price regardless of our results. Other broad market and industry factors may decrease the market price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions, such as recession or interest rate or currency rate fluctuations, also may decrease the market price of our common stock. In the past, following declines in the market price of a company's securities, securities class-action litigation often has been instituted. Litigation of this type, if instituted, could result in substantial costs and a diversion of management's attention and resources.

New and existing regulations could harm our business

    We are subject to the same foreign, federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, many laws relating to the Internet are being debated at the state and federal levels (both in the U.S. and abroad) and it is possible that laws and regulations will be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws was adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Those laws that do reference the Internet, such as the Digital Millennium Copyright Act, are only beginning to be interpreted by the courts and their applicability and scope are, therefore, uncertain. In addition, numerous states, including the State of California, where our headquarters are located, have regulations regarding how "auctions" may be conducted and the liability of "auctioneers" in conducting such auctions. No final legal determination has been made with respect to the applicability of the California regulations to our business to date and little precedent exists in this area. Several states are considering imposing these regulations upon us or our users, which could harm our business. In addition, as the nature of the products listed by our users change, we may become subject to new regulatory restrictions.

    Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission also has settled several proceedings regarding the manner in which personal information is collected from users and provided to third parties. Specific statutes intended to protect user privacy have been passed in many non-U.S. jurisdictions. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way we do business or could create uncertainty on the Internet. This could reduce demand for our services, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our business. In addition, because our services are accessible worldwide, and we facilitate sales of goods to users worldwide, foreign jurisdictions may claim that we are required to comply with their laws. For example, a French court has recently ruled that a U.S. website must comply with French laws regarding content. As we have expanded our international activities, we have become obligated to comply with the laws of the countries in which we operate. Laws regulating Internet companies outside of the U.S. may be less favorable then those in the U.S., giving greater rights to consumers, content owners and users. Compliance may be more costly or may require us to change our business practices or restrict our service offerings relative to those in the U.S. Our failure to comply with foreign laws could subject us to penalties ranging from fines to bans on our ability to offer our services.

Our business has been seasonal

    Our results of operations historically have been somewhat seasonal in nature because many of our users reduce their activities on our websites during the Thanksgiving and Christmas holidays and with the onset of good weather. We have historically experienced our strongest quarter of online growth in our first fiscal quarter, although our shift to more "practical" items may cause our seasonal patterns to look more like a typical retailer. Both Butterfields and Kruse have significant quarter-to-quarter variations in their results of operations depending on the timing of auctions and the availability of high quality items from large collections and estates. Butterfields typically has its best operating results in the traditional fall and spring auction seasons and has historically incurred operating losses in the first and third quarters. Kruse typically sees a seasonal peak in operations in the third quarter. Seasonal or cyclical variations in our business may become more pronounced over time and may harm our results of operations in the future.

We are dependent on the continued growth of online commerce

    The business of selling goods over the Internet, particularly through personal trading, is new and dynamic. Our future net revenues and profits will be substantially dependent upon the widespread acceptance of the Internet and online services as a medium for commerce by consumers. Rapid growth in the use of and interest in the Internet and online services is a recent phenomenon. This acceptance and use may not continue. Even if the Internet is accepted, concerns about fraud, privacy and other problems may mean that a sufficiently broad base of consumers will not adopt the Internet as a medium of commerce. In particular, our websites require users to make publicly available their e-mail addresses and other personal information that some potential users may be unwilling to provide. These concerns may increase as additional publicity over privacy issues on eBay or generally over the Internet increase. Market acceptance for recently introduced services and products over the Internet is highly uncertain, and there are few proven services and products. In order to expand our user base, we must appeal to and acquire consumers who historically have used traditional means of commerce to purchase goods. If these consumers prove to be less active than our earlier users, and we are unable to gain efficiencies in our operating costs, including our cost of acquiring new customers, our business could be adversely impacted.

Our business may be subject to sales and other taxes

    We do not collect sales or other similar taxes on goods sold by users through our service. One or more states may seek to impose sales tax collection obligations on companies such as ours that engage in or facilitate online commerce. Several proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of e-commerce, and could diminish our opportunity to derive financial benefit from our activities. In 1998, the U.S. federal government enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a period of three years. This tax moratorium is scheduled to end later in 2001 and does not prohibit states or the Internal Revenue Service from collecting taxes on our income, if any, or from collecting taxes that are due under existing tax rules. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system would harm our business.

We are dependent on key personnel

    Our future performance will be substantially dependent on the continued services of our senior management and other key personnel. Our future performance also will depend on our ability to retain and motivate our other officers and key personnel. The loss of the services of any of our executive officers or other key employees could harm our business. We do not have long-term employment agreements with any of our key personnel, and we do not maintain any "key person" life insurance policies. Our new businesses are all dependent on attracting and retaining key personnel. The land-based auction businesses are particularly dependent on specialists and senior management because of the relationships these individuals have established with sellers who consign property for sale at auction. We have had some turnover of these personnel, and continued losses of these individuals could result in the loss of significant future business and would harm us. In addition, employee turnover frequently increases during the period following an acquisition as employees evaluate possible changes in compensation, culture, reporting relationships and the direction of the business. Such increased turnover could increase our costs and reduce our future revenues. Our future success also will depend on our ability to attract, train, retain and motivate highly skilled technical, managerial, marketing and customer support personnel. Competition for these personnel is intense, especially for engineers and other professionals, especially in the San Francisco Bay Area, and we may be unable to successfully attract, integrate or retain sufficiently qualified personnel. In making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of the stock options they are to receive in connection with their employment. Fluctuations in our stock price may make it more difficult to retain and motivate employees whose stock option strike prices are substantially above current market prices.

Our offline auction businesses need to continue to acquire auction properties

    The businesses of Butterfields and Kruse are dependent on the continued acquisition of high quality auction properties from sellers. Their future success will depend in part on their ability to maintain an adequate supply of high quality auction property, particularly fine and decorative arts and collectibles and collectible automobiles, respectively. There is intense competition for these pieces with other auction companies and dealers. In addition, a small number of key senior management and specialists maintain the relationships with the primary sources of auction property and the loss of any of these individuals could harm the business of Butterfields and Kruse.

Our offline auction businesses could suffer losses from price guarantees, advances or rescissions of sales

    In order to secure high quality auction properties from sellers, Butterfields and Kruse may give a guaranteed minimum price or a cash advance to a seller, based on the estimated value of the property. If the auction proceeds are less than the amount guaranteed, or less than the amount advanced and the seller does not repay the difference, the company involved will suffer a loss. In addition, under certain circumstances a buyer who believes that an item purchased at auction does not have good title, provenance or authenticity may rescind the purchase. Under these circumstances, the company involved will lose its commissions and fees on the sale even if the seller, in accordance with the terms and conditions of sale, in turn accepts back the item and returns the funds he or she received from the sale.

We are subject to the risks of owning real property

    In connection with the acquisitions of Kruse and Butterfields we acquired real property including land, buildings and interests in partnerships holding land and buildings. We have no experience in managing real property. Ownership of this property subjects us to new risks, including:

    - the possibility of environmental contamination and the costs associated with fixing any environmental problems;

    - adverse changes in the value of these properties, due to interest rate changes, changes in the neighborhoods in which the properties are located, or other factors;

    - the possible need for structural improvements in order to comply with zoning, seismic, disability act or other requirements; and

    -   possible disputes with tenants, partners or others.

Our market is intensely competitive

    Depending on the category of product, we currently or potentially compete with a number of companies serving particular categories of goods as well as those serving broader ranges of goods. The Internet is a new, rapidly evolving and intensely competitive area. We expect competition to intensify in the future as the barriers to entry are relatively low, and current and new competitors can launch new sites at a nominal cost using commercially available software. Our broad-based competitors include the vast majority of traditional department and general merchandise stores as well as emerging online retailers. These include most prominently: Wal-Mart, Kmart, Target, Sears, Macy's, JC Penney, Costco, Sam's Club as well as Amazon.com, Buy.com, AOL.com, Yahoo! Shopping and MSN.

    In addition, we face competition from specialty retailers and exchanges in each of its categories of products. For example:

    Antiques: Christie's, eHammer, Sotheby's / Sothebys.com

    Coins & Stamps: Collectors Universe, Heritage, US Mint

    Collectibles: Franklin Mint

    Musical Instruments: Guitar Center, Harmony-Central.com, MusicHotBid.com

    Sports Memorabilia: Beckett's, Collectors Universe

    Toys, Bean Bag Plush: Amazon.com, KB Toys

    Premium Collectibles: Christies, DuPont Registry, Greg Manning Auctions, iCollector, Lycos / Skinner Auctions, Millionaire.com, Phillips (LVMH), Sotheby's, Sothebys.com

    Automotive (used cars): Autobytel.com, AutoVantage.com, AutoWeb.com, Barrett-Jackson, CarOrder.com, CarPoint, Collectorcartraderonline.com, eClassics.com, Edmunds, CarsDirect.com, Hemmings, imotors.com, vehix.com, newspaper classifieds, used car dealers

    Books, Movies, Music: Amazon.com, Barnes & Noble, Barnesandnoble.com, BigStar, Blockbuster, BMG Columbia House, CDNow, DVD Express, Wherehouse, Alibris.com, Emusic.com, Bookfinders.com

    Clothing: Bluefly.com, Dockers.com, FashionMall.com, The Gap, J. Crew, LandsEnd.com, The Limited, Macy's, The Men's Wearhouse, Ross

    Computers & Consumer Electronics: Best Buy, Buy.com, Circuit City, Compaq, CompUSA, Dell, Egghead, Fry's Electronics, Gateway, The Good Guys, IBM, MicroWarehouse, The Sharper Image, Shopping.com

    Home & Garden: IKEA, Crate & Barrel, Home Depot, Garden.com, Pottery Barn, Ethan Allen, Frontgate

    Jewelry: Ashford.com, Mondera.com

    Sporting Goods/Equipment: dsports.com, FogDog.com, Footlocker, Gear.com, golfclubexchange, MVP.com, PlanetOutdoors.com, Play It Again Sports, REI, Sports Authority, Sportsline.com

    Tool/Equipment/Hardware: Home Depot, HomeBase, Amazon.com, Ace Hardware, OSH

    Business-to-Business: Ariba, BidFreight.com, BizBuyer.com, bLiquid.com, CloseOutNow.com, Commerce One, Concur Technologies, DoveBid, FreeMarkets, Oracle, PurchasePro.com, RicardoBiz.com, Sabre, SurplusBin.com, UnionStreet.com, Ventro, VerticalNet

    Additionally, we face competition from various online auction sites including: Amazon.com, the Fairmarket Auction Network (an auction network including Microsoft's MSN, Excite@Home, Dell Computer, ZD Net, Lycos and more than 100 others), First Auction, Surplus Auction, uBid, Yahoo! Auctions and a large number of other companies using an auction format for consumer-to-consumer or business-to-consumer sales. Overseas, we face competition from Yahoo! Auctions in most countries and from a large number of regional and national competitors in each country.

    The principal competitive factors for eBay include the following:

    -   ability to attract buyers;

    -   volume of transactions and selection of goods;

    -   customer service; and

    -   brand recognition.

    With respect to our online competition, additional competitive factors include:

    -   community cohesion and interaction;

    -   system reliability;

    -   reliability of delivery and payment;

    -   website convenience and accessibility;

    -   level of service fees; and

    -   quality of search tools.

    Some current and potential competitors have longer company operating histories, larger customer bases and greater brand recognition in other business and Internet spaces than we do. Some of these competitors also have significantly greater financial, marketing, technical and other resources. Other online trading services may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies. As a result, some of our competitors with other revenue sources may be able to devote more resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to website and systems development than we can. Increased competition may result in reduced operating margins, loss of market share and diminished value of our brand. Some of our competitors have offered services for free, and others may do this as well. We may be unable to compete successfully against current and future competitors.

    In order to respond to changes in the competitive environment, we may, from time to time, make pricing, service or marketing decisions or acquisitions that could harm our business. For example, we have implemented an insurance program that generally insures items up to a value of $200, with a $25 deductible, for users with a non-negative feedback rating at no cost to the user. New technologies may increase the competitive pressures by enabling our competitors to offer a lower cost service. Some Internet-based applications that direct Internet traffic to certain websites may channel users to trading services that compete with us.

    Although we have established Internet traffic arrangements with several large online services and search engine companies, these arrangements may not be renewed on commercially reasonable terms. Even if these arrangements are renewed, they may not result in increased usage of our service. In addition, companies that control access to transactions through network access or Internet browsers could promote our competitors or charge us substantial fees for inclusion.

    The offline auction business is intensely competitive. Butterfields competes with two larger and better known auction companies, Sotheby's Holdings, Inc. and Christie's International plc, as well as numerous regional auction companies. To the extent that these companies increase their focus on the middle market properties that form the core of Butterfields' business or in the western U.S., its business may suffer. Kruse is subject to competition from numerous regional competitors. In addition, competition with Internet-based auctions may harm the land-based auction business. Although Billpoint's business is new, several new companies have entered this space, including competitors who are offering free services and significant promotional incentives, and large companies, including banks and credit card companies, are also beginning to enter this space. Half.com competes directly with online retailers in its product categories such as Amazon.com, which offers a directly competitive service, as well as with traditional sellers of used books, videos and CDs, consumer electronics, sporting goods and other products.

Our business is dependent on the development and maintenance of the Internet infrastructure

    The success of our service will depend largely on the development and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products, for providing reliable Internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. If the Internet continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, the performance of the Internet may be harmed by increased number of users or bandwidth requirements. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the level of traffic and the processing transactions on our service.

Our business is subject to online commerce security risks

    A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. Our security measures may not prevent security breaches. Our failure to prevent security breaches could harm our business. Currently, a significant number of our users authorize us to bill their credit card accounts directly for all transaction fees charged by us. Billpoint's users routinely provide credit card and other financial information. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. A number of websites have reported breaches of their security. Any compromise of our security could harm our reputation and, therefore, our business. In addition, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. An individual has claimed to have misappropriated some of our confidential information by breaking into our computer system. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. These issues are likely to become more difficult as we expand the number of places where we operate. Security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

We must keep pace with rapid technological change to remain competitive

    Our competitive space is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and enhancements and changing customer demands. These characteristics are worsened by the emerging and changing nature of the Internet. Our future success therefore will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the performance, features and reliability of our service. Our failure to adapt to such changes would harm our business. New technologies, such as the development of a peer-to-peer personal trading technology, could adversely affect us. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our services or infrastructure.

We need to develop new services, features and functions in order to expand

    We plan to expand our operations by developing new or complementary services, products or transaction formats or expanding the breadth and depth of services. We may be unable to expand our operations in a cost-effective or timely manner. Even if we do expand, we may not maintain or increase our overall acceptance. If we launch a new business or service that is not favorably received by consumers, it could damage our reputation and diminish the value of our brand. We anticipate that future services will include pre-trade and post-trade services.

    We are pursuing strategic relationships with third parties to provide many of these services. Because we use third parties to deliver these services, we may be unable to control the quality of these services, and our ability to address problems if any of these third parties fails to perform adequately will be reduced. Expanding our operations in this manner also will require significant additional expenses and development, operations and other resources and will strain our management, financial and operational resources. The lack of acceptance of any new services could harm our business.

Our growth will depend on our ability to develop our brand

    We believe that our historical growth has been largely attributable to word of mouth. We have benefited from frequent and high visibility media exposure both nationally and locally. We believe that continuing to strengthen our brand will be critical to achieving widespread acceptance of our service. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide high quality services. In order to promote our brand, we will need to increase our marketing budget and otherwise increase our financial commitment to creating and maintaining brand loyalty among users. Brand promotion activities may not yield increased revenues, and even if they do, any increased revenues may not offset the expenses we incurred in building our brand. If we do attract new users to our service, they may not conduct transactions over our service on a regular basis. If we fail to promote and maintain our brand or incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, our business would be harmed.

We may be unable to protect or enforce our own intellectual property rights adequately

    We regard the protection of our URLs, copyrights, service marks, trademarks, trade dress and trade secrets as critical to our success. We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect our proprietary rights in products and services. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with parties with whom we conduct business in order to limit access to and disclosure of our proprietary information. These contractual arrangements and the other steps taken by us to protect our intellectual property may not prevent misappropriation of our technology or deter independent third-party development of similar technologies. We pursue the registration of our URLs, trademarks and service marks in the U.S. and internationally. Effective copyright, service mark, trademark, trade dress and trade secret protection is very expensive to maintain, and protection may not be available in every country in which our services are made available online. Furthermore, we must also protect our URLs in an increasing number of jurisdictions, a process that is expensive and may not be successful in every location. We have licensed in the past, and expect to license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees may take actions that might diminish the value of our proprietary rights or harm our reputation. We also rely on certain technologies that we license from third parties, such as Oracle Corporation, Microsoft and Sun Microsystems Inc., the suppliers of key database technologies, the operating system and specific hardware components for our service. These third-party technology licenses may not continue to be available to us on commercially reasonable terms. The loss of these technologies could require us to obtain substitute technologies of lower quality or performance standards or at greater cost.

Some anti-takeover provisions may affect the price of our common stock

    The Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the preferences, rights and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock may be harmed by the rights of the holders of any preferred stock that may be issued in the future. Some provisions of our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. These include provisions that provide for a classified board of directors, prohibit stockholders from taking action by written consent and restrict the ability of stockholders to call special meetings. We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless certain conditions are met. This restriction could have the effect of delaying or preventing a change of control.

We are controlled by certain stockholders, executive officers and directors

    Our executive officers and directors (and their affiliates) own nearly 50% of our outstanding common stock. As a result, they have the ability to effectively control our company and direct our affairs and business, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and may make some transactions more difficult or even impossible without the support of these stockholders. Any of these events could decrease the market price of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, D.C. 20006.



                     INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 or the Exchange Act:

        - Annual Report on Form 10-K for the year ended December 31, 2000, filed March 28, 2001;

        - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed May 15, 2001;

        -      Current Report on Form 8-K, filed January 16, 2001;

        -      Current Report on Form 8-K, filed June 1, 2001;

        - The Proxy Statement for our Annual Meeting of Stockholders held on May 25, 2001, as filed on April 17, 2001; and

        - The description of our common stock contained in our Registration Statement on Form 8-A, as filed on March 30, 2001, with the SEC.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                    eBay Inc.
                              2145 Hamilton Avenue
                            Attn: Investor Relations
                               San Jose, CA 95125
                                 (408) 558-7400



This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                           DISTRIBUTION OF SECURITIES

        The shares of eBay common stock covered by this prospectus are available for use in connection with acquisitions by us of other businesses, assets or securities in business combination transactions. The consideration offered by us in such acquisitions, in addition to any shares of common stock offered by this prospectus, may include cash, assets, debt or other securities, that may be convertible into shares of common stock of eBay covered by this prospectus, or assumption by eBay of liabilities of the businesses, assets or securities being acquired, or a combination. The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities to be acquired after taking into account the current and anticipated future value of such businesses, assets or securities, along with all other relevant factors. The shares of common stock issued to the owners of the businesses, assets or securities to be acquired normally are valued at a price reasonably related to the market value of such common stock either at the time an agreement is reached regarding the terms of the acquisition or upon delivery of the shares.

        We may permit individuals or entities who have received or will receive shares of our common stock in connection with the acquisitions described above, or their transferees or successors-in-interest, to use this prospectus to cover the resale of such shares. See "Selling Stockholders," as it may be amended or supplemented from time to time, for a list of those individuals or entities that are authorized to use this prospectus to sell their shares of eBay common stock.



                              SELLING STOCKHOLDERS

        The selling stockholders listed in any supplement to this prospectus, and any transferee or successors-in-interest to those persons, may from time to time offer and sell, pursuant to this prospectus, some or all of the shares covered by this prospectus.

        Resales by selling stockholders may be made directly to investors or through a securities firm acting as an underwriter, broker or dealer. When resales are to be made through a securities firm, such securities firm may be engaged to act as the selling stockholder's agent in the sale of the shares by such selling stockholder, or the securities firm may purchase shares from the selling stockholders as principal and thereafter resell such shares from time to time. The fees earned by or paid to such securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. In addition, such securities firm may effect resales through other securities dealers, and customary commissions or concessions to such other dealers may be allowed. Sales of shares may be at negotiated prices, at fixed prices, at market prices or at prices related to market prices then prevailing. Any such sales may be made on The Nasdaq National Market, in the over-the-counter market, by block trade, in special or other offerings, directly to investors or through a securities firm acting as agent or principal, or through a combination of such methods. Any participating securities firm may be indemnified against certain liabilities including liabilities under the Securities Act. Any participating securities firm may be deemed to be an underwriter within the meaning of the Securities Act, and any commission earned by such firm may be deemed to be underwriting discounts or commissions under the Securities Act.

        In connection with resales of the shares sold under this prospectus, a prospectus supplement, if required, will be filed under Rule 424 (b) under the Securities Act, disclosing the name of any selling stockholder, the participating securities firm, if any, the number of shares involved, any material relationship a selling stockholder may have with us or our affiliates, and other details of such resale to the extent appropriate. Information concerning the selling stockholders will be obtained from the selling stockholders.

        Stockholders may also offer shares of stock issued in past and future acquisitions by means of prospectuses under other available registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 145(d) under the Securities Act, and stockholders should seek the advice of their own counsel with respect to the legal requirements for such sales.

                                  LEGAL MATTERS

        For the purpose of this offering, Cooley Godward LLP, San Francisco, California, is giving an opinion as to the validity of the common stock offered by this prospectus.

                                     EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================


WE HAVE NOT AUTHORIZED ANY DEALER, SALES PERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF JUNE 1, 2001. YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.



                                 --------------



                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Overview ..................................................................  2
Forward Looking Statements ................................................  2
Risk Factors ..............................................................  2
Where You Can Find More Information ....................................... 17
Incorporation of Documents By Reference ................................... 17
Distribution of Securities ................................................ 18
Selling Stockholders ...................................................... 18
Legal Matters ............................................................. 19
Experts ................................................................... 19


================================================================================


================================================================================


                                10,000,000 SHARES


                                  COMMON STOCK


                                  -------------

                                   PROSPECTUS

                                  -------------



                                    eBay Inc.





                                          , 2001


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) to the fullest extent permitted by the Delaware General Corporation Law, the Registrant is required to advance all expenses incurred by its directors and executive officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Registrant may not retroactively amend the Bylaws provisions relating to indemnity.

        The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person might become legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER         DESCRIPTION OF DOCUMENT
-------        -----------------------
5.1            Opinion of Cooley Godward LLP.

23.1           Consent of Independent Accountants.

23.2           Consent of Cooley Godward LLP (reference is made to Exhibit 5.1).

24.1           Power of Attorney (reference is made to the signature page).

ITEM 22. UNDERTAKINGS.

        (a)    The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement;

                      (iii) To include any material information with respect to
                            the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

               (1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

               (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be anew registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)    The undersigned Registrant hereby undertakes the following:

               (1) That prior to any public reoffering of the securities registered hereunder through us of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

               (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e) The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 1st day of June, 2001.

                                        eBay Inc.



                                        By:  /s/ Margaret C. Whitman
                                             -----------------------------------
                                             Margaret C. Whitman
                                             President, Chief Executive Officer
                                             and Director




                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Margaret C. Whitman, Rajiv Dutta and Michael R. Jacobson, or either of them, each with the power of substitution, his or her attorney-in-fact, to sign any amendments to this Registration Statement (including post-effective amendments), with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                 SIGNATURE                                 TITLE                             DATE
          /s/ Margaret C. Whitman                 President, Chief Executive             June 1, 2001
--------------------------------------------      Officer and Director
             Margaret C. Whitman

              /s/ Rajiv Dutta                     Senior Vice President, Chief           June 1, 2001
--------------------------------------------      Financial Officer (Principal
                 Rajiv Dutta                      Financial Officer)

           /s/ Pierre M. Omidyar                  Founder, Chairman of the               June 1, 2001
--------------------------------------------      Board and Director
              Pierre M. Omidyar

          /s/ Philippe Bourguignon                Director                               June 1, 2001
--------------------------------------------
            Philippe Bourguignon

             /s/ Scott D. Cook                    Director                               June 1, 2001
--------------------------------------------
               Scott D. Cook

             /s/ Dawn G. Lepore                   Director                               June 1, 2001
--------------------------------------------
               Dawn G. Lepore

            /s/ Robert C. Kagle                   Director                               June 1, 2001
--------------------------------------------
              Robert C. Kagle

           /s/ Howard D. Schultz                  Director                               June 1, 2001
--------------------------------------------
              Howard D. Schultz

                                  EXHIBIT INDEX



EXHIBIT
NUMBER         DESCRIPTION OF DOCUMENT
   5.1         Opinion of Cooley Godward LLP.

  23.1         Consent of Independent Accountants.

  23.2         Consent of Cooley Godward LLP (reference is made to Exhibit 5.1).

  24.1         Power of Attorney (reference is made to the signature page).